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EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Yahoo! Reports Third Quarter 2000 Financial Results

Company Posts $295.5 Million in Revenues and $81 Million in Pro Forma Net Income

    SANTA CLARA, Calif.—Oct. 10, 2000—Yahoo! Inc. (Nasdaq: YHOO) today reported net revenues totaling $295,548,000 for the third quarter ended Sept. 30, 2000, compared to net revenues of $155,863,000 for the third quarter ended Sept. 30, 1999, an increase of 90 percent. Pro forma net income for the quarter was $81,090,000 or $0.13 per share diluted, excluding acquisition-related charges, amortization of intangibles and stock compensation, employer payroll taxes on gains realized by employees from non-qualified stock option exercises, and gains from the exchanges of certain equity investments. This compares to pro forma net income of $38,485,000 or $0.06 per share diluted for the comparable period in the previous year. Including acquisition-related charges, amortization of intangibles and stock compensation, and employer payroll taxes on non-qualified options, net income for the third quarter ended Sept. 30, 2000 was $47,665,000 or $0.08 per share diluted, compared to a net income for the third quarter ended Sept. 30, 1999, of $11,073,000, or $0.02 per share diluted.

    "The global Yahoo! franchise is stronger today than ever before, and this is reflected in our performance this quarter—our 16th consecutive quarter of profitability on a pro forma basis before acquisitions," said Tim Koogle, chairman and CEO of Yahoo!. "Once again, we exceeded expectations for financial performance by posting record revenues, operating profit and cash flow. We made significant progress in all areas of strategic focus and extended our services to more of the world's largest advertisers. Going forward, we remain focused on extending our strong leadership position and capturing market share through our key growth areas."

    "Yahoo! content and services have become an increasingly essential part of people's daily lives—our active registered users interact with more Yahoo! services, spend more time, consume more pages, and purchase more products and services," said Jeff Mallett, Yahoo!'s president and chief operating officer. "We also continue to deliver essential services for business partners and clients, who continue to turn to Yahoo! for customized and comprehensive marketing and business solutions. As we move forward into the fourth quarter, we will focus on our key growth areas in order to provide our customers and consumers with the most powerful and valuable suite of services available in the marketplace."

    Yahoo! today also announced that Edward Kozel has joined its Board of Directors. Kozel is currently a managing partner of Open Range Ventures, a private venture capital firm. He is a member of the Board of Directors of Cisco Systems, Inc., where he worked for 11 years in a variety of roles. During his tenure at Cisco, Kozel founded the business development group, which, under his direction, was responsible for more than 22 technology acquisitions and 25 minority investments.

Audience Growth, Loyalty and Usage

    During the third quarter, Yahoo!® once again emerged as the world's leading global, branded Web network and the platform of choice for a vast loyal audience with more than 166 million unique users worldwide during September including Yahoo! Japan. Yahoo!'s cumulative registrations for member services grew to a record 185 million, up from 155 million in June. According to Nielsen//NetRatings (August 2000), the Yahoo! network reached 60.6 percent of the combined U.S. home/work audience, and is ranked No. 1 among work users (68.4 percent reach) and No. 2 among home users (53.6 percent reach).

    The amount of time spent by consumers on Yahoo! continues to grow. Yahoo! is ranked No. 1 among the top five Web sites in average combined time spent by home and work users, which was 98 minutes (Nielsen//NetRatings, August 2000). And, according to Media Metrix's latest research, Yahoo! is ranked No. 1 in month-to-month visitor retention (79.2 percent) among the top six Web sites (June-July 2000). Yahoo! also emerged as the No. 1 Web network in Europe and Japan (Media Metrix, August 2000).

    Yahoo! has continuously anticipated and delivered the services that people seek on the Web, and has over time become an increasingly essential part of individuals' daily lives. As a result, the company achieved record levels across key metrics during the third quarter:

  •
  Yahoo!'s traffic increased to 780 million page views per day on average during September, compared to an average of 680 million page views per day in June 2000. Yahoo! Japan's traffic, which is included in these page view totals, increased to more than 112 million page views per day during September from more than 85 million per day in June 2000. Yahoo! Europe's traffic, also included in total page views, reached 41 million page views per day on average in September. Yahoo!'s non-U.S. operations, excluding Yahoo! Japan, which is not a consolidated subsidiary of Yahoo!, represented 16 percent of total consolidated revenues during the third quarter.

  •
  Yahoo!'s communication platform delivered 6.1 billion messages on Yahoo! Mail, Yahoo! Messenger, and eGroups in September, up from 4.4 billion in June.

  •
  Voice minutes spent by individuals on Yahoo!'s communication services doubled to one billion total minutes during September, up from 500 million in June.

  •
  Yahoo! hosted and distributed more than 15 million hours of streamed audio and video programming during the month of September, up from 13 million in June.

  •
  The Yahoo! Shopping and Yahoo! Store platform and Yahoo! Auctions have grown significantly, with transactions enabled increasing 300 percent and more than 400 percent respectively, since the third quarter in 1999. Overall, transactions enabled on the Yahoo! global network, including Yahoo! Japan, remained solid at $1 billion during the third quarter 2000.

    Throughout the quarter, Yahoo! continued to expand the extensive array of content and services it offers consumers worldwide. The company completed its acquisition of eGroups, Inc., an email group communication service company, to provide Yahoo!'s community of 166 million consumers powerful new ways to communicate one-to-one, one-to-many and many-to-many.

    Yahoo! also made significant progress in five key growth areas: mobile services, rich media and voice services, enabling commerce transactions, business and enterprise services, and globalization.

Mobile Services

    During the quarter Yahoo! further expanded its wireless distribution channels worldwide and continued to deliver its popular programming and communications services to the growing numbers of Internet users accessing the Web through mobile devices. Yahoo! welcomed 13 new network and device partners, bringing its total number of wireless alliances to 37 companies in 21 countries. New wireless agreements signed during the third quarter include Mitsubishi in 14 countries throughout Europe and Asia; France Telecom in France; Optus Mobile in Australia and New Zealand; Cosmote in Greece; DiGi Telecommunications in Malaysia; and more.

Rich Media and Voice Services

    Yahoo! continued to extend its audio, video, voice, and digital content and services during the third quarter and continued to see strong consumer usage growth of voice-enabled and rich media services. The company today launched several new free voice-enabled services, including Yahoo! By Phone, which provides access to popular My Yahoo!® content over the telephone. Yahoo! Mail now incorporates voice telephony, which allows users to listen to their email over the phone. And, an updated version of Yahoo! Messenger gives consumers the ability to place PC-to-phone calls to anywhere within the continental United States.

    In digital music, Yahoo! entered a license agreement with the Recording Industry Association of America for music performances broadcast by Yahoo! on some of the Web's most popular broadcast destinations, including Yahoo! Radio and Yahoo! Broadcast. Yahoo! also entered into a comprehensive agreement with the NFL to broadcast, for the first time, live game audio for more than 90 percent of this season's NFL games. In addition, the NBA, the WNBA, and Yahoo! entered a multi-faceted global relationship, including NBA and WNBA content distribution, commerce and communications initiatives incorporated into Yahoo!'s branded network, and Yahoo! sponsorship of NBA's and WNBA's media and promotions. Yahoo! sponsored and broadcasted the Macy's Passport 2000 charity fashion show and is broadcasting the live presidential debates of 2000.

Enabling Commerce Transactions

    Yahoo! Shopping, the No. 2 shopping destination on the Web (MediaMetrix, August 2000 custom report), continued to grow during the third quarter as leading brand name retailers continue to rely upon it as an essential part of their online business. Merchants joining or renewing commerce agreements with Yahoo! in the third quarter include Barnes & Noble, Costco, Dell, FAO Schwarz, Hewlett-Packard, Kodak, Ritz Camera, Spiegel, and Visa. Yahoo! also launched co-branded, free Internet services with leading retail brands Barnes & Noble and Costco.

    Yahoo! continued to enhance its suite of commerce solutions and financial services throughout the third quarter. Through the acquisition of Arthas.com and in cooperation with CIBC National Bank, Yahoo! launched Yahoo! Pay Direct, an online person-to-person payment solution, which is tightly integrated into Yahoo! Auctions. Yahoo! also delivered online account aggregation, providing centralized access to personal financial data on Yahoo! from more than 200 financial institutions through VerticalOne. Yahoo! Finance, the No. 1 ranked financial site on the Web (MediaMetrix, August 2000 custom report), also began offering free real-time ECN quotes through relationships with Instinet, Island and Archipelago.

Business and Enterprise Services

    Corporate Yahoo!™, a customized enterprise information portal solution, continued to attract new clients during the quarter, including Applied Materials, Honeywell, Intellinex (a venture of Ernst & Young LLP) and The TCW Group (Trust Company of the West). These companies join Alcatel, Inktomi, Network Appliance, the state of North Carolina, and others as customers licensing Corporate Yahoo!. The state of North Carolina's site based on Corporate Yahoo! has already earned Government Technology magazine's "Best of the Web" award for 2000.

    In addition, Yahoo! hosted and distributed 1,055 streamed audio and video corporate events during the quarter including key new broadcast services accounts such as Proctor & Gamble, Samsung Electronics, Schering-Plough, Trans World Airlines and United Steelworkers of America.

Globalization

    Yahoo! further demonstrated its commitment to delivering relevant programming and services to a global audience by deepening the offerings across its global network of 24 World sites. During the third quarter, Yahoo! expanded more of its popular communication and commerce services throughout Europe, Asia and the Americas, including Yahoo! Clubs in 10 countries, Yahoo! Invites in 12 countries, and Yahoo! Shopping in several Asian countries and Spain. Yahoo! also continues to support growth of the global Internet market by making investments in key media and distribution outlets around the world such as Mingpao.com, an online affiliate of one of the leading media companies in Hong Kong, the Ming Pao Group; and PhoenixNet, a leading Asia Pacific satellite broadband enabler.

Interactive Marketing Services

    During the quarter, Yahoo! continued to develop comprehensive, customized and integrated marketing solutions through Fusion Marketing. Yahoo! served 3,450 advertisers and merchants during the third quarter, including more than 1,400 clients outside the United States. Yahoo! launched innovative offline and online promotions with Pepsi and 7-Eleven. New accounts and major traditional brands served in the third quarter include Bank One, Barnes & Noble, Costco, Home & Garden Television, Instinet, Neiman Marcus, NetLedger, OxygenMedia, Polaroid, Publishers Clearing House, ReplayTV, 7-Eleven, 3M, T.J. Maxx, Trans World Airlines, United Airlines, and Xerox.

About Yahoo!

    Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 166 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company also provides online business services designed to enhance the Web presence of Yahoo!'s clients, including audio and video streaming, store hosting and management, and Web site tools and services. The company's global Web network includes 24 World properties. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

    This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the company's ability to grow its user and advertiser bases, its advertising and commerce revenues, and the company's ability to continue to generate profits and positive cash flow from operations. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the increasingly competitive and constantly changing environment for advertising sales and for Yahoo! branded services; uncertainties associated with the Web as an advertising and commerce medium; the company's dependence on advertising revenues and on third parties for technology, content, and distribution; and the company's ability to successfully integrate its acquired companies. Many of the electronic commerce transactions described in this release do not result in revenues to Yahoo!. More information about potential factors that could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the year ended Dec. 31, 1999, the company's current report on Form 8-K/A filed on Sept. 22, 2000, and Yahoo!'s quarterly report on Form 10-Q for the three-month and six-month periods ended June 30, 2000, including (without limitation) under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Competition," "Proprietary Rights," and "Risk Factors," which are on file with the Securities and Exchange Commission (http://www.sec.gov). Additional information will also be set forth in those sections in Yahoo!'s quarterly report on Form 10-Q for the three-month and nine-month periods ended Sept. 30, 2000, which will be filed with the Securities and Exchange Commission in the near future. The accompanying condensed consolidated statements of operations and balance sheets are an integral part of this announcement.

Yahoo!, the Yahoo! logo, Corporate Yahoo! and My Yahoo! are trademarks and/or registered trademarks of Yahoo! Inc.
All other trademarks and/or registered trademarks are the property of their respective owners.

# # #

Contacts:

Diane Hunt, Corporate Communications, Yahoo!, (408) 731-3441, diane@yahoo-inc.com
Andrea Klipfel, Investor Relations, Yahoo!, (408) 731-3402, investor_relations@yahoo-inc.com

Yahoo! Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2000	1999	2000	1999
Net revenues	$295,548	$155,863	$799,305	$388,638
Cost of revenues	38,616	23,750	109,673	65,469

Gross profit	256,932	132,113	689,632	323,169

Operating expenses:
Sales and marketing	106,366	55,033	285,602	146,876
Product development	26,843	16,956	73,203	45,473
General and administrative	16,942	9,441	47,537	27,263

Total operating expenses	150,151	81,430	406,342	219,612

Income from operations	106,781	50,683	283,290	103,557
Investment income, net	25,403	10,019	65,969	26,820
Minority interests in operations of consolidated subsidiaries	(1,394)	(569)	(5,422)	(1,733)

Income before income taxes	130,790	60,133	343,837	128,644
Provision for income taxes	49,700	21,648	130,658	46,312

Pro forma net income	$81,090	$38,485	$213,179	$82,332

Pro forma net income per share—diluted	$0.13	$0.06	$0.35	$0.14

Shares used in per share pro forma calculation—diluted	612,971	595,442	614,398	596,366

Notes:	The results for all periods presented have been restated to reflect the acquisition of eGroups which was completed during the quarter ended September 30, 2000 and accounted for as a pooling of interests. All notes are in thousands.

    The above unaudited pro forma condensed consolidated statements of operations exclude the effects of the following:

  •
  Acquisition-related costs are primarily composed of charges related to the acquisitions of eGroups, broadcast.com, GeoCities, and Log-Me-On in the amounts of $22,370, $22,125, $56,125, and $9,775 in the quarters ended September 30, 2000, September 30, 1999, June 30, 1999, and March 31, 1999, respectively.

  •
  Employer payroll taxes assessed on stock option gains realized by employees.

  •
  Stock compensation expense.

  •
  Amortization of purchased technology and goodwill.

  •
  Investment income related to gains from the exchanges of certain equity investments of $5,017 and $40,656 in the quarters ended September 30, 2000 and March 31, 2000, respectively.

  •
  Goodwill amortization, included in investment income, related to the Yahoo! Japan equity investment of $1,455 in each of the quarters ended September 30, 2000 and June 30, 2000.

    The above also assumes 38% and 36% effective tax rates for the pro forma presentation of the periods ended September 30, 2000 and 1999, respectively.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2000	1999	2000	1999
Net revenues	$295,548	$155,863	$799,305	$388,638
Cost of revenues	38,616	23,750	109,673	65,469
Amortization of purchased technology	2,244	2,500	6,432	7,174

Total cost of revenues	40,860	26,250	116,105	72,643

Gross profit	254,688	129,613	683,200	315,995

Operating expenses:
Sales and marketing	106,366	55,033	285,602	146,876
Product development	26,843	16,956	73,203	45,473
General and administrative	16,942	9,441	47,537	27,263
Payroll taxes on option exercises (1)	4,000	—	12,290	—
Stock compensation expense	4,990	2,127	17,190	4,874
Amortization of intangibles	5,418	3,477	14,235	10,139
Acquisition-related costs (2)	22,370	22,125	22,785	88,487

Total operating expenses	186,929	109,159	472,842	323,112

Income (loss) from operations	67,759	20,454	210,358	(7,117)
Investment income, net (3)	28,965	10,019	104,801	26,820
Minority interests in operations of consolidated subsidiaries	(1,394)	(569)	(5,422)	(1,733)

Income before income taxes	95,330	29,904	309,737	17,970
Provision for income taxes	47,665	18,831	141,142	7,923

Net income	$47,665	$11,073	$168,595	$10,047

Net income per share—diluted	$0.08	$0.02	$0.27	$0.02

Shares used in per share calculation—diluted	612,971	595,442	614,398	596,366

Notes:	The results for all periods presented have been restated to reflect the acquisition of eGroups which was completed during the quarter ended September 30, 2000 and accounted for as a pooling of interests. All notes are in thousands.
(1)
In September 1999, the FASB issued a Staff announcement which requires employer payroll taxes assessed on stock option gains realized by employees to be recorded in the income statement.

(2)
Acquisition-related costs are primarily composed of charges related to the acquisitions of eGroups, broadcast.com, GeoCities, and Log-Me-On in the amounts of $22,370, $22,125, $56,125, and $9,775 in the quarters ended September 30, 2000, September 30, 1999, June 30, 1999, and March 31, 1999, respectively.

(3)
Investment income includes gains from the exchanges of certain equity investments of $5,017 and $40,656 in the quarters ended September 30, 2000 and March 31, 2000, respectively. Investment income also includes goodwill amortization related to the Yahoo! Japan equity investment of $1,455 in each of the quarters ended September 30, 2000 and June 30, 2000.

Yahoo! Inc.
Unaudited Consolidated Summary Balance Sheet Data
(in thousands)

	September 30, 2000	December 31, 1999
ASSETS
Cash, cash equivalents, and investments in marketable debt securities	$1,610,470	$1,004,301
Accounts receivable, net	74,496	56,454
Property and equipment, net	98,098	60,798
Investments in marketable equity securities	240,125	250,966
Other assets	286,641	147,610

Total assets	$2,309,830	$1,520,129

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$19,293	$14,341
Accrued expenses and other liabilities	194,667	107,303
Deferred revenue	152,404	90,790

Total liabilities	366,364	212,434

Minority interests in consolidated subsidiaries	29,437	3,790
Mandatory redeemable convertible preferred stock	—	52,173
Stockholders' equity:
Common Stock	1,749,213	1,148,903
Retained earnings (accumulated deficit)	140,299	(25,842)
Accumulated other comprehensive income	24,517	128,671

Total stockholders' equity	1,914,029	1,251,732

	$2,309,830	$1,520,129

Note:	The results for all periods presented have been restated to reflect the acquisition of eGroups which was completed during the quarter ended September 30, 2000 and accounted for as a pooling of interests.

Yahoo! Inc.
Unaudited Consolidated Summary Cash Flows Data
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2000	1999	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$47,665	$11,073	$168,595	$10,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,680	11,640	49,195	32,089
Tax benefits from stock options	40,718	9,152	125,534	7,484
Other non-cash items	2,453	2,540	(21,983)	16,382
Change in working capital	63,911	36,040	109,428	50,839

Net cash provided by operating activities	173,427	70,445	430,769	116,841

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(22,738)	(11,370)	(65,785)	(32,260)
Investments in equity securities and other	(37,541)	(15,767)	(82,605)	(52,379)

Net cash used in investing activities	(60,279)	(27,137)	(148,390)	(84,639)

CASH FLOWS FROM FINANCING ACTIVITIES AND OTHER:
Proceeds from issuance of Capital Stock, net	121,560	63,776	322,900	125,546
Other	(1,631)	(574)	890	(1,312)

Net cash provided by financing activities and other	119,929	63,202	323,790	124,234

Net change in cash, cash equivalents, and marketable debt securities	233,077	106,510	606,169	156,436
Cash, cash equivalents, and marketable debt securities at beginning of period	1,377,393	686,005	1,004,301	636,079

Cash, cash equivalents, and marketable debt securities at end of period	$1,610,470	$792,515	$1,610,470	$792,515

Note:	The results for all periods presented have been restated to reflect the acquisition of eGroups which was completed during the quarter ended September 30, 2000 and accounted for as a pooling of interests.

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Yahoo! Inc. Unaudited Pro Forma Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
Yahoo! Inc. Unaudited Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
Yahoo! Inc. Unaudited Consolidated Summary Balance Sheet Data (in thousands)
Yahoo! Inc. Unaudited Consolidated Summary Cash Flows Data (in thousands)